UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2010

ELECTRO SCIENTIFIC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon	97229
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 641-4141

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

James T. Dooley, former CEO of Electro Scientific Industries, Inc. (the “Company”), instituted arbitration against the Company seeking severance in connection with his termination for cause in June of 2003. On December 10, 2010, the arbitrator ruled that, despite having pled guilty to violating federal securities laws by willfully and knowingly making false statements to the Company’s accountants, Dooley’s actions did not satisfy the definition of cause under his employment agreement. As a result, the arbitrator determined that Dooley is entitled to severance benefits under his employment agreement, plus interest from June 2005. This proceeding was subject to binding arbitration under the terms of the employment agreement.

ESI firmly disagrees with and is deeply disappointed by this decision. The Company aggressively defended the claim based on Dooley’s admission in his guilty plea in federal court and the findings of the independent investigations of the Audit Committee of the Board of Directors. As a result of the ruling, the Company expects to recognize approximately $1.3 million in settlement and legal costs in the third quarter of fiscal 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2010

Electro Scientific Industries, Inc.

By:	/s/ Kerry Mustoe
Name:	Kerry Mustoe
Title:	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

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